EXHIBIT 5.1
[Flowserve Letterhead]
November 9, 2006
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	Flowserve Corporation Rescission Offer — Registration of 464,033 Shares of Common Stock
Ladies and Gentlemen:
As Vice President, Secretary and General Counsel of Flowserve Corporation (the “Corporation”), I am rendering this opinion in connection with the Corporation’s offer to rescind (the “Rescission Offer”) purchases of 464,033 shares of common stock, par value $1.25 per share (the “Shares”), purchased in the open market by the trustee of the Flowserve Corporation Retirement Savings Plan (the “401(k) Plan”) on behalf of participants in the 401(k) Plan during the period May 1, 2005 through September 29, 2006. The Corporation has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 with respect to the Rescission Offer (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”).
In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law as I have deemed necessary or appropriate to enable me to render the opinion expressed below.
Based upon the foregoing, I am of the opinion that the Shares were, at the time of issuance by the Corporation, validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters” in the offering circular included in the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ Ronald F. Shuff
Ronald F. Shuff

Vice President, Secretary and General Counsel